Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 1, 2013, with respect to the consolidated balance sheets of Signature Group Holdings, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for the years then ended appearing in the Annual Report on Form 10-K for the year ended December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Encino, California

October 10 , 2013